EXHIBIT 11

                         SALIVA DIAGNOSTIC SYSTEMS, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)




                                       Three months ended March 31,
                                         2005               2004
                                         ----               ----
                                       (Restated)
Basic earnings:

Net loss                             $     (652,284)   $     (148,280)
                                     ==============    ==============

Shares:
Weighted common shares outstanding
                                         30,565,256        30,509,700
                                     ==============    ==============

Basic and diluted loss per share
                                     $        (0.02)   $        (0.01)
                                     ==============    ==============